SCHEDULE 8.1.2


FCX Capitalization as of April 30, 1995


                                           Authorized       Outstanding

Class B Common Stock                       200,000,000      139,980,763

Special Stock(1)

Class A Common Stock(2)                     88,600,000       65,804,268
Special Preference(3)                       26,400,000       26,341,176
Undesignated Special Stock                 135,000,000                0
Total Special Stock                        250,000,000       92,145,444

Preferred Stock

Step-Up Convertible Preferred(4)               700,000          700,000
Gold-Denominated Preferred(5)                  300,000          300,000
Gold-Denominated Preferred Series II(6)        215,279          215,279
Silver-Denominated Preferred(7)                119,000          119,000
Undesignated Preferred Stock                48,665,721                0
Total Preferred Stock                       50,000,000        1,334,279

(1) The Board of Directors of FCX has the right to designate authorized and unissued shares of Special Stock as additional Class A Common
Shares or as one or more additional series of capital stock. The currently designated shares of Special Shares are 88,600,000 Class
A Shares and 26,400,000 Special Preference Shares.
(2) In addition to the currently outstanding Class A Common Shares, additional Class A Common Shares have been authorized for the issuance upon conversion of the Special Preferences Shares (9.1 million Class A Shares) and upon conversion of the Step-Up
Convertible Preferred Shares (11.7 million Class A Shares).
Reflects FCX purchases of 168,300 shares of Class A stock pursuant to its share repurchase (purchases through April 30, 1995) program including 81,200 shares which will not settle until after April 30, 1995.
(3) The Special Preference Shares currently are represented by an aggregate of 8,956,000 Depositary Shares, each representing 2-16/17
Special Preference Shares.
(4) The Step-Up Convertible Preferred Shares are represented by an aggregate of 14,000,000 Depositary Shares, each representing 0.05
Step-Up Convertible Preferred Shares.
(5) The Gold-Denominated Preferred Shares are represented by an aggregate of 6,000,000 Depositary Shares, each representing 0.05 Gold-Denominated Preferred Shares.
(6) The Gold-Denominated Preferred Series II Shares are represented by an aggregate of 4,305,580 Depositary Shares, each representing 0.05 Gold-Denominated Preferred Series II Shares.
(7) The Silver-Denominated Preferred Shares are represented by an aggregate of 4,760,000 Depositary Shares, each initially representing 0.025 Silver-Denominated Preferred Shares.

FTX Capitalization as of April 30, 1995



                                     Authorized         Outstanding

Common Stock(1)(2)                  300,000,000         147,935,714

Preferred Stock
$4.375 Convertible Exchangeable(3)    5,000,000           1,001,690
Undesignated Preferred Stock         45,000,000                   0
Total Preferred Stock                50,000,000           1,001,690

(1) Outstanding shares do not include (i) 13.9 million shares of common stock authorized for issuance under FTX's stock option plans
(including 2.4 million available for future grants) of which 7.8 million shares were issuable upon exercise of stock options outstanding at March 31, 1995, excluding stock appreciation rights outstanding at March 31, 1995 (see Note 2), (ii) 11 million shares authorized for issuance upon conversion of FTX's Zero Coupon
Convertible Subordinated Debentures (ABC's), (iii) 18.4 million shares authorized for issuance upon conversion of FTX's 6.55%
Convertible Subordinated Notes, and (iv) 2.4 million shares authorized for issuance upon exchange of FTX's $4.375 Convertible
Exchangeable Preferred Stock (see Note 2).
(2) This schedule does not take into account exercises of stock options by employees which may occur between April 30 and the date of signing of the Stock Purchase Agreement.
(3) In accordance with an exchange offer, FTX accepted for exchange 3,998,310 shares of its $4.375 Convertible Exchangeable Preferred
Stock for 11,395,181 shares of its common stock. Each of the remaining shares of $4.375 Convertible Exchangeable Preferred Stock is convertible into FTX common stock at a conversion price of $21.26 per share or the equivalent of 2.35 shares of FTX common stock.
- -2-

SCHEDULE 8.1.3

AUTHORITY


NONE

SCHEDULE 8.1.6

CONSENTS


        1. In accordance with the provisions of the existing Chemical Bank credit facilities, certain consents are required. However, Chemical Bank, as Agent under the existing credit facilities, has agreed in a letter agreement dated as of April 27, 1995 to underwrite such consents.

SCHEDULE 8.1.9

FINANCIAL STATEMENTS


NONE

SCHEDULE 8.1.10

COMPLIANCE WITH LAWS; PERMITS


NONE

SCHEDULE 8.1.14


California
Kansas
Minnesota
Montana
Nebraska
North Dakota

SCHEDULE 8.1.15

TAX SHARING AGREEMENT
Section 4 of the Management Services Agreement dated as of May 1, 1988 between Freeport-McMoRan Copper Company, Inc., Freeport Indonesia, Incorporated and Freeport-McMoRan Inc. contains a tax sharing agreement for the period during which the companies were members of an affiliated group that filed a consolidated federal income tax return.

SCHEDULE 8.2.4

CONSENTS


NONE